Independent Auditors' Consent




The Shareholders and Board of Trustees of
Smith Barney Variable Account Funds:
We consent to the incorporation by reference, with respect to the portfolios listed below for the Smith Barney Variable Account Funds (the"Fund"), in this Prospectus and Statement of Additional Information, of our report dated February 9, 2001, on the statement of assets and liabilities for the Smith Barney Variable Account Funds as of December 31, 2000 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.
We also consent to the references to our firm under the headings
22:    "Financial Highlights" in the Prospectus and "Independent
Auditors" in the Statement of Additional Information.
Portfolio
The Income and Growth Portfolio
The U.S. Government/High Quality Securities Portfolio
The Reserve Account Portfolio


KPMG LLP
New York, New York
April 27, 2001
Page